AMENDMENT TO EMPLOYMENT AGREEMENT

          THIS AMENDMENT (this “Amendment”), dated December 8, 2011, is made by and between VISHAY PRECISION GROUP, INC., a Delaware corporation, and WILLIAM CLANCY (the “Executive”).

          WHEREAS, the Company and the Executive are parties to an employment agreement, dated November 17, 2010 (the “Employment Agreement”);

          WHEREAS, Section 8.5 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing; and

          WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

          NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

          1. Section 4.2(c) of the Employment Agreement is hereby amended in its entirety to read as follows:

          “(c) For each fiscal year during the Term, the Bonus (if any) shall be paid on the fifth consecutive trading day after the date that the Company releases earnings for the prior fiscal year; provided, however, that if the Company does not release earnings on or before December 15th of the fiscal year immediately following the fiscal year with respect to which the Bonus relates, no Bonus shall be paid in respect of such prior fiscal year.”

          2. Section 4.3 of the Employment Agreement is hereby amended in its entirety to read as follows:

          “4.3 Long-Term Equity Incentive.

               (a) Fiscal Year 2011 Annual Equity Grant.

                    (i) With respect to the Company’s 2011 fiscal year (“Fiscal 2011”), Executive shall be eligible to receive a restricted stock unit award with respect to shares of Common Stock (the “2011 LTI Award”), with a target value equal to 40% of Base Salary. The actual amount of the 2011 LTI Award payable to Executive shall be determined by the Board of Directors upon recommendation of the Compensation Committee, and shall be based upon the Company’s achievement of the Performance Goals for Fiscal 2011. The value of the 2011 LTI Award granted to Executive hereunder shall be equal to 20% of Base Salary on the 2011 LTI Grant Date if 80% of the annual Performance Goals are achieved. In addition, the value of the 2011 LTI Award granted to Executive (if any) shall increase by 1% of Base Salary for each additional 1% of the Fiscal 2011 Performance Goals which are achieved for Fiscal 2011, provided that the maximum 2011 LTI Award which Executive shall be eligible to earn is 40% of Base Salary. To the extent that the Executive earns a 2011 LTI Award based on the achievement of the Fiscal 2011 Performance Goals pursuant to this Section 4.3(a)(i), the Company shall issue to Executive a restricted stock unit (“RSU”) award with the number of shares of Common Stock issued in respect of such award determined by dividing the amount of the 2011 LTI Award by the average closing price of Common Stock for the five (5) consecutive trading days starting with the first trading day immediately after the date that the Company releases earnings for the 2011 fiscal year (the “2011 Release Date”); provided, however, that if the 2011 Release Date does not occur on or before December 15, 2012, no 2011 LTI Award shall be granted.

                    (ii) The 2011 LTI Award shall vest 25% on the 2011 LTI Grant Date and 25% on each of the next three anniversaries of the 2011 LTI Grant Date; provided that Executive remains continuously employed by the Company through each such vesting date; provided, further that the 2011 LTI Award shall become 100% vested and be paid upon a Change in Control or upon Executive’s termination of employment by the Company without Cause, Executive’s resignation for Good Reason, or termination of employment due to Disability or death.

                    (iii) The 2011 LTI Award (if any) shall be granted to Executive at the close of business on the fifth consecutive trading day (beginning with the trading day immediately after the 2011 Release Date) following the 2011 Release Date (the “2011 LTI Grant Date”).

               (b) Annual Equity Grant Commencing with Fiscal Year 2012. Commencing on January 1, 2012 and on each January 1 thereafter during the Term, the Company shall grant Executive an annual equity award under the Company’s 2010 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 50% of Executive’s Base Salary on such date (the “Annual Equity Grant”). Twenty-five percent (25%) of each Annual Equity Grant shall be in the form of RSUs, and seventy-five percent (75%) shall be in the form of performance-based restricted stock units (“PBRSUs”). The number of shares of Common Stock subject to such RSUs and PBRSUs shall be determined by dividing the applicable amount of the Annual Equity Grant by the average closing price of Common Stock on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding each January 1. Subject to Executive’s continued employment with the Company, the RSUs and PBRSUs shall vest on January 1 of the third year following their grant, provided that, in the case of the PBRSUs, such PBRSUs shall vest only to the extent the performance criteria applicable to the PBRSUs are realized, with such performance criteria and extent of vesting established by the Compensation Committee. In the event of the termination of Executive’s employment with the Company by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, the outstanding RSUs granted pursuant to this Section 4.3(b) shall immediately vest and the outstanding PBRSUs granted pursuant to this Section 4.3(b) shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control, all of such outstanding RSUs and PBRSUs shall immediately vest.”

          3. Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

          4. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

[signature page follows]

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 8th day of December, 2011.

VISHAY PRECISION GROUP, INC.

By:	/s/ Ziv Shoshani

Title:	President and Chief Executive Officer

/s/ William Clancy

WILLIAM CLANCY